Exhibit 107

CALCULATION OF FILING FEE TABLE

Schedule 14A
(Form Type)

VAALCO Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$253,807,671.00(1) (2)	0.0000927	$23,528(3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$253,807,671.00
Total Fees Due for Filing			$23,528
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$23,528

(1)	In accordance with Rule 0-11 under the Exchange Act, the maximum number of securities to which the arrangement applies is estimated, as of August 15, 2022, to be 78,094,668, which consists of:

a.	73,309,064 TransGlobe common shares;

b.	1,267,512 TransGlobe common shares underlying TransGlobe options;

c.	630,026 TransGlobe common shares underlying TransGlobe DSUs;

d.	2,151,935 TransGlobe common shares underlying TransGlobe PSUs; and

e.	736,131 TransGlobe common shares underlying vested TransGlobe RSUs.

(2)
In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of August 15, 2022, based on the product of (i) 78,04,668 TransGlobe common shares calculated in note (1) above and (ii) $3.25, the average of the high and low trading prices of TransGlobe common shares on August 15, 2022 (within five business days prior to the date of the proxy statement).

(3)
In accordance with Section 14(g) of, and Rule 0-11 under, the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction in note (2) above by 0.0000927.